Exhibit (p)(viii)

Whittier Advisors’ Code of Ethics sets out standards of conduct to help you avoid potential conflicts of interest that may arise from your actions and your personal securities transactions.

All firm personnel must read and understand the Code.

Effective Date: August 31, 2022
Last Revision: August 31, 2022

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Table of Contents

CODE OF ETHICS & PERSONAL SECURITIES TRANSACTIONS		3
Overview and General Principles		3
A.	Introduction	3
B.	Persons Covered by the Code of Ethics	4
C.	Fiduciary Duty	4
D.	Fiduciary Responsibility to Clients	5
E.	Other Conflicts of Interest	6
F.	Political Contributions	8
G.	Outside Business Activity	8
H.	Regulatory Investment Disciplinary Enforcement, or Litigation	9
I.	Investment Adviser to a Registered Investment Company	9
J.	Potential Consequences of Violations	9
K.	Questions Concerning the Code of Ethics	10
L.	Acknowledgements	10
M.	Initial and Annual Compliance Training	10
Personal Securities Transactions		11
A.	Purpose	11
B.	Beneficial Ownership	11
C.	Disgorging Short-Term Trading Profits (“30 Calendar Day Rule”)	11
D.	General Rule	13
E.	Additional Requirements for Portfolio Managers	15
F.	Responsibility	15
G.	Reporting Personal Securities Transactions	16
H.	Compliance Review	16
I.	Record-Keeping Requirements	16
J.	Acknowledgment	16

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CODE OF ETHICS & PERSONAL SECURITIES TRANSACTIONS

Overview and General Principles

A.	Introduction

Whittier Advisors, LLC (“Whittier”) believes it is essential not only to comply with federal securities laws and regulations but also to maintain high standards of personal and professional conduct at all times. Whittier’s Code of Ethics is designed to ensure that our conduct is at all times consistent with these standards, with our fiduciary obligations to our clients, and with industry and regulatory standards for investment managers.

The basic principles underlying Whittier’s Code of Ethics are as follows:

●	We will at all times conduct ourselves with integrity and distinction, putting first the interests of our clients.

●	Even if our clients are not harmed, we cannot take inappropriate advantage of information we learn through our position as fiduciaries.

●	We must take care to avoid even the appearance of impropriety in our personal actions.

The Code of Ethics set forth the general principles that will apply even when the specific rules do not address a specific situation or are unclear or potentially inapplicable.

Although the Code of Ethics provides guidance with respect to many common types of situations, please remember that the Code of Ethics cannot address every possible circumstance that could give rise to a conflict of interest, a potential conflict of interest, or an appearance of impropriety. Whether or not a specific provision of the Code applies, each employee must conduct his or her activities in accordance with the general principles embodied in the Code of Ethics, and in a manner designed to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. Technical compliance with the procedures incorporated in the Code of Ethics will not insulate actions that contravene your duties to Whittier and its clients from scrutiny and, in some cases, liability. You should consider whether a particular action might give rise to an appearance of impropriety, even if the action itself is consistent with your duties to Whittier and its clients. Therefore, to protect yourself and Whittier, be alert for the potential for conflicts of interest, and please consult the CCO whenever questions arise concerning the application of the Code of Ethics to a particular situation.

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B.	Persons Covered by the Code of Ethics

The provisions and requirements of the Code of Ethics apply to all Whittier personnel, including those persons identified as “access persons”1 (referred to in the Code of Ethics as “employee” or “employees”).

All of the provisions and requirements of the Code of Ethics, including the rules pertaining to pre-clearance of personal securities transactions, also apply to persons who are closely connected to Whittier employees. Examples of closely connected persons include any family member who is presently living in your household, or to whose financial support you make a significant contribution, and trusts or estates over which you have investment control. In case of any doubt, please contact the CCO.

Although persons who are not closely connected to you are not required to comply with the pre-clearance and other procedures contained in the Code of Ethics, such persons may not take improper advantage of information that they may receive from you regarding the activity or holdings of Whittier clients. In addition, it would be a violation of the Code of Ethics for any Whittier employee to arrange for a friend or relative to trade in a security in which that Whittier employee would be precluded from trading for his or her own account. It may also be a violation of the Code of Ethics for a Whittier employee to give information about the activity or holdings of Whittier clients to any person for the purpose of facilitating securities trading by that person.

C.	Fiduciary Duty

Whittier and its employees owe fiduciary duties to their clients under the laws of the United States. These fiduciary duties require each of us to place the interests of our clients ahead of our own interests in all circumstances.

An integral part of our fiduciary duty is the obligation to avoid conflicts of interest. As a basic principle, you may not use your position, or information you learn at Whittier, so as to create a conflict or the appearance of a conflict between your personal interests and those of Whittier or any Whittier client. A conflict of interest (or the appearance of a conflict of interest) can arise even if there is no financial loss to Whittier or to any Whittier client, and regardless of the motivation of the employee involved.

The potential for conflicts of interest is apparent with respect to personal securities transactions, but conflicts of interest can arise in a variety of situations. Some of the more common examples are described in this Code of Ethics. The rules contained in the Code of Ethics are designed to minimize conflicts of interest and to avoid potential appearances of impropriety. As a result, all employees and members of their immediate families are required to adhere carefully to the elements of the Code of Ethics that are applicable to them. Compliance with Whittier’s Code of Ethics is a condition of employment. The sanctions that may result from violations of the Code of Ethics, which can include fines and/or dismissal, are outlined below.

[1]	All officers, directors and portfolio managers of Whittier Advisors are access persons for purposes of the Code of Ethics. Other individuals may be deemed as access persons by the CCO at their discretion.

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Compliance with the Code of Ethics and interpretation of its requirements is the responsibility of Whittier’s CCO, subject to the oversight of Whittier’s Partners. If you have questions about whether a conflict of interest exists in a particular situation, please contact the CCO.

Industry standards pertaining to matters such as personal securities trading can change over time, and Whittier is committed to maintaining high ethical standards for itself and its employees. Therefore, Whittier reserves the right to change any or all of the requirements of the Code of Ethics from time to time, as Whittier deems necessary or appropriate. Whittier also reserves the right, when in its judgment particular circumstances warrant, to impose more stringent requirements on particular employees or on all employees generally, or to grant exceptions to the requirements of the Code of Ethics in circumstances in which it believes an exception is warranted.

D.	Fiduciary Responsibility to Clients

As noted above, Whittier and its employees have a fiduciary responsibility to Whittier’s clients. We are required to avoid conduct that might be detrimental to their best interests, and we cannot place our own personal interests ahead of those of our clients.

In order to fulfill this duty to our clients, Whittier, as a matter of policy, requires its employees to offer all investment opportunities to Whittier’s clients first, before taking advantage of such opportunities themselves. Therefore, before trading in any security that is not covered by a Whittier portfolio manager or analyst, or engaging in a transaction of limited availability, the CCO, as part of the pre-clearance process, will ensure that a member of the Whittier Investment Team is aware that you have identified a security or transaction of limited availability that you believe would be a good investment, and will, if necessary, ask you to explain the basis for your interest in that security. If, after receiving that information, the manager does not wish to recommend that security for investment to Whittier clients, you are free to trade, after securing the other necessary pre-approvals. If the manager expresses an interest in that security or transaction, however, you must refrain from trading in that security or engaging in that transaction until a decision has been made as to whether to purchase that security for Whittier clients. In some cases, you may be required to refrain from trading for several days, until a decision is made.

We recognize that this policy may make it more difficult for Whittier employees to engage in certain personal securities transactions. Nevertheless, we believe that these rules will enhance the ability of Whittier to fulfill its fiduciary responsibilities to our clients.

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E.	Other Conflicts of Interest

As noted earlier, conflicts of interest can also arise in situations not involving personal securities transactions. Some of the situations that have been encountered in the past are set forth below:

1.	Providing Investment Advice to Others. In order to avoid conflicts with the interests of our clients, you may not provide investment advice to anyone or manage any person’s portfolio on a discretionary basis, except for Whittier clients or members of your immediate family (as noted elsewhere, transactions by members of your immediate family are covered by the Code of Ethics). Thus, you should not give advice to anyone, other than members of your immediate family, concerning the purchase or sale of any security, and you should be especially cautious with respect to securities that are being purchased and sold (or are under consideration for purchase and sale) for Whittier client accounts. In particular, you may not provide investment advice or portfolio management services for compensation to any person, other than a Whittier client, under any circumstances.

2.	Favoritism and Gifts. You may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from certain persons because of your association with Whittier. This prohibition applies to anyone who does business or is soliciting business with any Whittier entity, as well as to any organization (such as a broker-dealer or other financial intermediary) engaged in the securities business.

Although gifts shall not be accepted from persons or entities doing business with Whittier, on a rare occasion it may be appropriate to send a gift on behalf of Whittier. Any gift in excess of $100 needs the approval of the CCO and also needs to be logged by the CCO or a designee prior to being sent. Meals, drinks, sporting events and concerts are considered entertainment and not gifts when accompanied by an employee of Whittier. In addition, charitable contributions made by Whittier are not considered gifts.

Entertainment must not be lavish or so excessive as to appear to unduly influence the judgment of employees or otherwise appear improper under these requirements. There is no specific dollar amount that represents “lavish or excessive entertainment.” This is a judgment call that must be determined on a case-by-case basis in advance of the entertainment event in consultation with the CCO. Typical business meals are not considered entertainment. Non-business related or luxurious meals, drinks, sporting events and concerts are considered entertainment, not gifts, when accompanied by an employee of Whittier. Entertainment valued over $300 needs the approval of the CCO and also needs to be logged by the CCO or a designee. Submit a request form for non-business-related meals and for other entertainment as described above.

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3.	Disclosure of Interests of Members of Immediate Family. The potential for a conflict of interest also can arise if a member of your immediate family is employed in the securities industry or has an economic interest in any organization with which Whittier does business. If a member of your immediate family has such an employment relationship or such an economic interest, please notify the CCO promptly.

4.	Disclosure of Info Concerning Securities Recommendations & Transactions. Except as may be appropriate in connection with your job responsibilities, you may not release information to any person not affiliated with Whittier (except to those concerned with the transaction or entitled to the information on behalf of the client) as to the securities holdings of any client, any transactions executed on behalf of any client, or Whittier’s aggregate holdings in, or trading decisions or considerations regarding, any security. In particular, you must take special precautions not to disclose information concerning recommendations, transactions, or programs to buy or sell particular securities that are not yet completed or are under consideration, except (1) as necessary or appropriate in connection with your job responsibilities, (2) when the disclosure results from the publication of a prospectus, proxy statement, or other documents, as may be required under the federal securities laws, (3) in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge, (4) in conjunction with any report to which persons are entitled by reason of provisions of an investment management agreement or other similar document governing the operation of Whittier, (5) as may otherwise be required by law, or (6) after the information is otherwise publicly available.

5.	Insider Trading. Whittier prohibits trading, either personally or on behalf of others, on material nonpublic information (MNPI), or communicating such information to others who trade in violation of law (known as “insider trading” and “tipping”). Although the pre- clearance, reporting, and trade restriction requirements of the Code of Ethics apply only to trading by employees and their members of their immediate families, the insider trading and tipping restrictions reach beyond employees’ immediate families to prohibit Whittier employees from illegally profiting (or avoiding losses), or from funneling illegal profits (or losses avoided), to any other persons. They also prohibit Whittier from insider trading or tipping in client accounts. If Whittier, its partners or employees, are in possession of MNPI about securities or financial instruments, they are prohibited from buying, selling, recommending or trading such securities or financial instruments. If one believes to have MNPI which gives that person an advantage over other investors, the information should immediately be brought to the attention of the CCO. When MNPI is brought to the attention of the CCO, it will be added to the Restricted Trading List (RTL). Securities placed on the RTL cannot be traded without prior written approval and should never be conveyed to anyone outside of Whittier. The monitoring of the RTL is done through the pre-clearance trading procedures of the Code of Ethics. The RTL is regularly reviewed and documented by the CCO.

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F.	Political Contributions

In order to adhere to SEC Rule 206(4)-5 “Pay to Play”, political contributions, except for de minimis amounts, to a politician or political campaign are prohibited, unless prior written approval is obtained from the CCO.

The SEC’s “Pay-to-Play” rule prohibits a money management firm from accepting payment for managing state or local investment funds if, within the prior 2 years, certain personnel have made a contribution to an official in a position to influence the direction of those investment dollars.

A “Political Contribution” is any contribution to incumbents in or candidates for state or local office including any gift, subscription, loan, advance, deposit of money or thing of value made for the purpose of supporting a candidate or influencing any election, as well as in-kind distributions such as hosting parties or volunteering.

Political contributions may prevent the Firm and its clients from being considered for investment by public funds. Before meeting with a public fund, you must notify the CCO.

The Firm’s Political Contributions Policy:

●	Employees are required to have political contributions pre-approved through gVue unless the political contribution is:

○	to officials for whom the Whittier employee is entitled to vote at the time of the contributions and which in the aggregate do not exceed $350 to any one official, per election, or

○	to officials for whom the Whittier employee was not entitled to vote at the time of the contributions and which in the aggregate do not exceed $150 to any one official, per election.

G.	Outside Business Activity

Outside Business Activity (“OBA”), for company purposes, is defined as, but not limited to, board member, officer and/or director which results in compensation and/or profit. OBA does not include any roles at an affiliate of the Firm (i.e., Whittier Trust Company or The Whittier Trust Company of Nevada). Any OBA must be approved by the CCO.

Prompt written notice of an OBA by an affected employee is required that includes the following information:

●	Name, address, and telephone number of the outside employer or person or entity paying the compensation;

●	A description of the nature of the outside business activity;

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●	An exact description of the services to be provided by the employee;

●	The amount of compensation to be paid, if any; and

●	The anticipated duration of the outside business activity.

H.	Regulatory Investment Disciplinary Enforcement, or Litigation

Any employee that becomes the subject of a regulatory investigation, disciplinary enforcement action or litigation, or served with a subpoena, or becomes subject to any judgment, order or arrest, or is contacted by any regulatory authority must immediately inform the CCO of such action.

I.	Investment Adviser to a Registered Investment Company

Whittier is the investment adviser to the Ambrus family of mutual funds, each of which is a registered investment company under the Investment Company Act of 1940, as amended. Whittier employees, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by a fund shall not:

●	employ any device, scheme or artifice to defraud a fund;

●	make to a fund any untrue statement of a material fact or omit to state to the fund a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

●	engage in any act, practice or course of business that would operate as a fraud or deceit upon a fund; or

●	engage in any manipulative practice with respect to a fund.

J.	Potential Consequences of Violations

Whittier regards violations of the Code of Ethics as a serious breach of firm rules. Therefore, any employee who violates any element of the Code of Ethics may be subject to appropriate disciplinary action, up to and including dismissal.

Moreover, all employees are required to promptly report any violations of the Code of Ethics to the CCO and should be aware that failure to comply with certain elements of Whittier’s Code of Ethics may constitute a violation of federal and/or state law and may subject that employee and Whittier to a wide range of criminal and/or civil liability. Violations or potential violations of the Code of Ethics may be reported to federal or state authorities, such as the SEC.

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K.	Questions Concerning the Code of Ethics

Given the seriousness of the potential consequences of violations of the Code of Ethics, all employees are urged to seek guidance with respect to issues that may arise. Resolving whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be easy, and situations inevitably will arise from time to time that will require interpretation of the Code of Ethics to particular circumstances. Please do not attempt to resolve such questions yourself. In the event that a question arises as to whether a proposed transaction is consistent with the Code of Ethics, please address that question to the CCO before the transaction is initiated.

Although the Code of Ethics addresses many possible situations, other special situations inevitably will arise from time to time. If a particular transaction or situation does not give rise to a real or potential conflict of interest, or if appropriate safeguards can be established, the CCO or the Whittier Partners may grant exceptions to provisions of the Code of Ethics. However, there can be no guarantee that an exception will be granted in any particular case.

L.	Acknowledgements

All acknowledgements of the Code of Ethics are done via gVue, online compliance reporting software.

M.	Initial and Annual Compliance Training

The CCO will provide compliance training to new employees upon hiring and to all existing employees not less than on an annual basis. The topics to be discussed include, but are not limited to, significant updates made to the Compliance Manual, a review of the Code of Ethics, and a detailed review of Whittier’s policy regarding personal securities transactions. The CCO will document this training with an employee sign-in sheet and maintain a file including the agenda and a copy of any materials distributed.

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Personal Securities Transactions

A.	Purpose

Personal securities trading by investment management personnel have come under intensive scrutiny. It is important to remember that all investment opportunities (if suitable) must be offered first to clients before an employee may act on them. All Whittier employees should be careful to conduct their personal securities transactions in accordance with following policies and the Code of Ethics.

B.	Beneficial Ownership

The Personal Securities Transactions Policies concerning reporting and prior approval covers all transactions in securities in which you (or persons closely connected to you) have a direct or indirect beneficial ownership. The term “beneficial interest” is defined in the federal securities laws and includes more than an ordinary ownership interest. Because beneficial interest can be interpreted very broadly, if you have any question concerning whether you have a beneficial interest in a security you should contact the CCO. A few examples of accounts that would be covered by Whittier’s Personal Securities Transactions Policy are as follows: (i) spousal accounts, and (ii) accounts of dependent children or children living in your household.

In general, you may be deemed to have beneficial ownership under any of the following circumstances:

●	You have the power to sell or transfer the security or you have the power to direct the sale or transfer;

●	You have the power to vote the security or the power to direct the vote;

●	You have an economic interest in the security; or

●	You have the right to acquire, within 60 days, the power to sell, the power to vote, or an economic interest in the security.

C.	Disgorging Short-Term Trading Profits (“30 Calendar Day Rule”)

Whittier discourages its employees from engaging short-term trading strategies for their own accounts. Any excessive or inappropriate trading that, in Whittier’s view, interferes with job performance, or compromises the duty that Whitter owes to its clients, will not be tolerated. Employees must always conduct their personal trading activities lawfully, properly and responsibly.

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Except as noted below, Whittier employees shall disgorge any gains that result from executing a transaction in a financial instrument that requires pre-clearance under the Code of Ethics and then affirmatively executing an opposite way transaction (buying and then selling at a higher price, or selling and then buying at a lower price) in the same financial instrument within 30 calendar days. This applies across all brokerage accounts.

For purposes of the 30 calendar day calculation, the date of the transaction is considered day one. Please note, profits are calculated differently under this rule than they would be for tax purposes. Also, it is important to know that transaction costs and potential tax liabilities will NOT be offset against the amount that must be surrendered under this rule. Profits from such trades must be disgorged in a manner acceptable to the CCO. Any disgorgement amount shall be calculated by the CCO or their designee(s), the calculation of which shall be binding. Note, an option transaction containing an initial expiration date within the 30 calendar days, as described above, of purchase or sale is considered to be a short-term trading strategy and is subject to the 30 Calendar Day Rule.

The following transactions are excluded from the 30 Calendar Day Rule:

1.	Transactions that are exempt from the pre-clearance and approval requirement;

2.	Transactions that ‘roll forward’ options or Futures; that is, the simultaneous closing and opening of options or Futures solely in order to extend the expiration or maturity of the initial position to the month immediately following such expiration or maturity, but that otherwise maintains the economic features (e.g., size and strike price) of the position (when a transaction is rolled forward the transaction date for purposes of calculating compliance with the 30 Calendar Day Rule will be the date of the initial purchase and not the date of the roll forward transaction). Note: Notwithstanding the exclusion from the 30 Calendar Day Rule, transactions that roll forward options or Futures positions are still subject to the applicable pre-clearance requirements of the Code of Ethics.

3.	Transactions in cash-equivalent ETFs provided permission is obtained from Compliance in advance.

4.	Transactions in which the gains to be disgorged pursuant to the 30 Calendar Day Rule amount to less than $25.

Prior to transacting, all employees must represent in their pre-clearance request that the transaction is not in contravention of the 30 Calendar Day Rule.

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D.	General Rule

Access Persons and persons closely connected to Access Persons must conduct personal securities trading in a manner that does not give rise to either a conflict of interest, or the appearance of a conflict of interest, with the interests of any Whittier clients. Pre-clearance and approval of personal securities transactions helps Whittier prevent certain investments that may conflict with client trading activities. Please bear in mind that, if a conflict of interest arises, you may be frozen in, or prohibited from trading, securities in which you have an existing position. Any losses suffered due to compliance with the requirements of this policy are the employee’s sole responsibility. Each employee should evaluate this risk before engaging in any personal securities transaction.

1.	Pre-Clearance. In order to avoid conflicts of interest, Whittier requires pre-clearance of securities that are, or would be, beneficially owned by its employees. This includes directly or indirectly acquiring any beneficial interest in securities of an Initial Public Offering (IPO) or Private Placement. The pre-clearance requirement applies to all securities and instruments that are not included on the Exempted Securities list below. If there is any doubt as to whether the pre-clearance requirement applies to a particular transaction, check with the CCO before entering into the transaction. The pre-clearance request is processed and approved via gVue.

A.	Pre-Clearance Process. For proposed transactions that do not qualify for the exceptions noted below, the employee must receive prior approval from the CCO before placing or executing any orders.

B.	Trade Date. You must initiate all trading instructions on the date that you list as the proposed trade date. If for some reason you cannot initiate trade instructions on that date, you must resubmit your pre-clearance request for approval. Ordinarily, the date on which you initiate your trade instructions should be the date on which the trade is actually executed. However, there are several exceptions to this general rule. The first involves limit, good-till-cancelled (“GTC”) and stop-loss orders. The trading date for a limit, GTC or a stop-loss order is the date on which you give the order to your broker, not the date on which the order is finally executed in accordance with your instructions. Therefore, if your limit, GTC or stop-loss order is entered with the broker in accordance with the pre- clearance requirements and consistent with the applicable blackout period, the subsequent execution of that trade will satisfy the pre-clearance requirements, even if Whittier subsequently enters trades for client accounts that are executed on the same day as your limit, GTC or stop-loss order is executed.

C.	Recordkeeping. Once the employee has obtained the required approval, the documentation evidencing will be retained on gVue.

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2.	Exempt Securities from Pre-Clearance.

A.	Exempted Securities. The pre-clearance does not apply to any of the following types of securities or instruments. As a result, you may engage in transactions of these exempted securities without obtaining pre-clearance. The exempted securities include the following:

●	Shares of registered mutual funds and interval funds (including those held through a variable insurance product), except for registered mutual fund(s) advised or sub-advised by Whittier;

●	Purchases of direct obligations of the U.S. Government where such transactions are effected via noncompetitive bid through the U.S. Department of the Treasury’s TreasuryDirect system;

●	The acquisition or disposition of a Financial Instrument as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spinoff or other similar corporate distribution or reorganization applicable to such holders of a class of Financial Instrument or, with respect to financial instruments except Futures, assignment or call pursuant to an options contract;

●	High quality, short-term debt instruments issued by a banking institution, such as bankers’ acceptances and bank certificates of deposit;

●	Transactions in any non-discretionary account (i) over which neither you nor an immediate family member exercises investment discretion; (ii) have no notice of specific transactions prior to execution; or (iii) otherwise have no direct or indirect influence or control. You must still report the account, including the name of any broker, dealer or bank with which you have an account. You must contact the Compliance Officer if you have this type of account;

●	Transactions in accounts held on automated asset allocation platforms over which neither you nor an immediate family member exercises any investment discretion, including with respect to the financial instruments involved in such transactions and the allocation percentages utilized within the asset allocation platform. You must contact the Compliance Officer if you have this type of account; and

●	Transactions pursuant to an automatic investment plan.

Note: It is important to remember that transactions in closed-end funds and ETFs are subject to the preclearance and blackout period (see below) requirements. Cryptocurrencies are not “Personal Securities Transactions” and thus are not subject to the pre-clearance and reporting requirements, however, derivatives on Cryptocurrencies are “Personal Securities Transactions” and are subject to the pre-clearance and reporting requirements.

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E.	Additional Requirements for Portfolio Managers

If you are a portfolio manager with respect to a client transaction, you are subject to the blackout periods listed below. Note that transactions that do not require pre-clearance are not subject to these blackout periods. Regardless of whether you are required to pre-clear your trade, you must not take inappropriate advantage of your position as a portfolio manager in violation of the Code.

1.	A portfolio manager may not transact in a financial Instrument prior to, and including, seven calendar days before transacting in the same financial instrument or a related financial instrument for a client. Similarly, a portfolio manager may not transact in a financial Instrument prior to, and including, seven calendar days if the portfolio manager knows of another portfolio manager’s intention to transact in the same financial instrument for a client. Thus, if you personally transact within seven calendar days (inclusive) of a client trade in the same or related financial instrument, your personal securities transaction will be considered a violation of the Code of Ethics unless the client trade was directed by someone else without your knowledge or you obtain prior approval from the CCO.

2.	Portfolio manager may not transact in the same financial instrument, any other financial instrument issued by the same issuer or a related financial instrument that such portfolio manager is analyzing for a Client (whether such analysis was requested by another person or was undertaken on the portfolio manager’s own initiative). Such prohibition remains in effect until the financial instrument has been selected or rejected for purchase or sale for a client account or until the portfolio manager obtains permission to transact in the same financial instrument or a related financial Instrument from the CCO.

3.	A portfolio manager may not transact in a financial instrument within three calendar days after (i) transacting in the same financial instrument or a related financial instrument for a client; or (ii) a client’s transaction in the same financial instrument or a related financial instrument if the portfolio manager knows that another portfolio manager has transacted in such financial Instrument or a related financial instrument for a client.

F.	Responsibility

Whittier and its employees are fiduciaries subject to the highest standards of care and must always act in our clients’ best interests. It is not appropriate to rely on mere technical compliance with the rules set out in this policy. Moreover, the SEC and other regulators closely scrutinize personal securities transactions by investment professionals to ensure that they conform to fiduciary principles. As a result, you should always remember that we all have an obligation to put our client’s interests ahead of our own in all circumstances.

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G.	Reporting Personal Securities Transactions

The following processes are done via gVue.

1.	Pre-Clearance Requests

2.	Brokerage Connections with custodial firms which auto feed transactional data.

3.	Quarterly reports of transactions –within 30 days after the end of each quarter.

4.	Initial and annual personal holdings reports. Initial disclosure of holdings information must be made within 10 calendar days of being employed by Whittier and any supporting documentation must be current as of 45 days prior to the date of employment. Personal Holdings Reports (Initial and Annual) must be submitted to the CCO by January 30 of each year and provide information as of a date not earlier than December 31 of the preceding year. Please be aware that reports of personal holdings will be reviewed by the CCO and may be disclosed, when deemed necessary or appropriate, to members of the investment team, to Whittier management, and/or to Whittier’s legal representatives.

H.	Compliance Review

The CCO will review employee personal trading. A managing member will review the CCO’s personal trading records.

I.	Record-Keeping Requirements

The CCO shall maintain current and accurate records of all personal securities transactions of its employees via gVue.

J.	Acknowledgment

Whittier requires that all employees acknowledge (both initially within 10 days of becoming an employee, quarterly and annually (within 30 days of receipt) that they have reviewed and understand Whittier’s Code of Ethics, including the provisions on personal securities transactions.

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